EXHIBIT 99.1

Tarrant Apparel Group Announces 2008 Third Quarter Results

LOS ANGELES — (BUSINESS WIRE) — Tarrant Apparel Group (NASDAQ: TAGS), a design and sourcing company for private label and private brand casual apparel, today announced financial results for the quarter and nine months ended September 30, 2008.

The Company reported total net sales of $56.0 million in the third quarter of 2008, a 20.3% decrease compared to $70.2 million in the same period in 2007. Private Brands sales were $10.2 million in the 2008 third quarter, compared to $12.0 million in the third quarter of 2007, due primarily to lower sales of the American Rag Cie brand to Macy’s Merchandising Group. Private Label sales in the quarter were $45.8 million, as compared to $58.2 million reported in the same period last year, with the decrease in the third quarter of 2008 resulting primarily from reduced demand by our customers due to a poor retail environment. The decrease in Private Label sales in the third quarter of 2008 was partially offset by a $7.6 million increase in sales to a related party.

Gross profit decreased by $3.6 million or 28.1% to $9.3 million in the third quarter of 2008 from $12.9 million in the third quarter of 2007. The decrease in gross profit was primarily due to a decrease in sales. As a percentage of total net sales, gross profit decreased from 18.4% in the third quarter of 2007 to 16.6% in the third quarter of 2008 due to a higher proportion of lower margin sales.

Selling, general and administrative expense for the third quarter of 2008 was $9.2 million compared to $9.9 million in the 2007 third quarter. As a percentage of total net sales, selling, general and administrative expense increased from 14.0% one year earlier versus 16.5% for the same period this year. The increase in selling, general and administrative expenses as a percentage of total net sales in the third quarter of 2008 was due primarily to an additional allowance for bad debts of $0.5 million related to a receivable with Mervyn’s.

Royalty expense was $414,000 in the 2008 third quarter compared to $421,000 in the same period one year ago.

Loss from operations in the third quarter of 2008 was $341,000 compared to income from operations of $2.7 million in the third quarter of 2007.

Other income was $1.0 million in the third quarter of 2008, compared to $3.9 million in the third quarter of 2007. Other income in the third quarter of 2008 included a gain on settlement of $0.9 million. Other income in the third quarter of 2007 included a gain of $3.8 million on the sale of certain Mexico assets. Other expense in the 2007 third quarter included $5.0 million of expenses of financing and related costs and the remaining value of the warrants to credit facility and placement agent upon repaying the Company’s term loan in full.

Net income was $207,000, or $0.01 per basic and diluted share for the 2008 third quarter, compared to net income of $1.6 million, or $0.05 per basic and diluted share for the 2007 third quarter.

For the nine months ended September 30, 2008, the Company reported total net sales of $157.8 million, a decline of 15.4% compared to $186.4 million in the year earlier period. Gross profit decreased by $7.5 million or 19.9%, to $30.3 million in the first nine months of 2008 from $37.8 million in the first nine months of 2007. Loss from operations for the first nine months of 2008 was $5.8 million compared to income from operations of $5.3 million in the comparable prior period of 2007. The net loss was $5.3 million, or $(0.17) per share, compared to net income of $1.4 million, or 0.05 per share in the 2007 comparable period. The net loss for the first nine months of 2008 includes an impairment charge of goodwill pertaining to the Company’s Chazzz division of $5.3 million, which was recorded in the period as a result of the bankruptcy filing of Mervyn’s LLC and the rapidly declining business of another retail customer. Both retailers had been major customers of the division.

“The bankruptcy of Mervyn’s LLC during the third quarter and very challenging conditions for retailers contributed to a difficult operating environment,” said Gerard Guez, Chairman and Interim CEO of Tarrant Apparel Group. “We continued to focus on those areas of operations that we believe we can control. The Company has reduced expenses through staff reductions, and continues to closely monitor its sourcing and inventory management to reduce costs there as well. We also continue to closely monitor our customers, to ensure that we can meet their requirements, which can rapidly change in an environment like this, as well as their financial condition to make sure that we are taking appropriate credit risks. We will continue to seek further ways to reduce operating expenses, and to position the Company to benefit when consumer spending begins to increase.”

Conference Call

The Company will host a conference call and audio webcast at 4:30 p.m. Eastern Time today to discuss the results and outlook for the 2008 fourth quarter. Interested parties may access the call by dialing (800) 895-1715 (domestically) or (785) 424-1059 (internationally). Please use passcode Tarrant. A replay of the call will be available until November 20, 2008. To access the replay, interested parties should dial (800) 839-2485. Please use passcode Tarrant. A live webcast of the conference call can also be accessed via the Internet at http://www.tags.com. The archive of the webcast will be available for 30 days following the conclusion of the teleconference.

Forward Looking Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this press release include the Company’s positioning to return to growth when consumer spending begins to increase. Factors which could cause actual results to differ materially from these forward-looking statements include continued intervention of the U.S. government in China imports, the unanticipated loss of a major customer, reduced purchases by our customers due to a difficult retail environment, an adverse outcome in our litigation over rights to the American Rag Cie trademark, economic conditions, and other competitive factors. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
CEOcast, Inc. for Tarrant Apparel Group
Gary Nash, 212-732-4300

TARRANT APPAREL GROUP
CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$844	$491
Marketable securities	95	—
Accounts receivable, net of $3.6 million and $2.0 million allowance for returns,
discounts and bad debts at September 30, 2008 and December 31, 2007, respectively	25,012	34,622
Due from related parties	16,654	6,813
Inventory	6,101	13,141
Temporary quota rights	274	5
Prepaid expenses	1,114	1,277
Deferred tax assets	258	162
Total current assets	50,352	56,511
Property and equipment, net of $7.5 million and $8.3 million accumulated depeciation at
September 30, 2008 and December 31, 2007, respectively	1,434	1,531
Due from related parties, net of $1.0 million reserve and $0.8 million adjustment to
fair value at September 30, 2008 and December 31, 2007	1,697	1,741
Equity method investment	899	945
Deferred financing cost, net of $336,000 and $226,000 accumulated amortization at
September 30, 2008 and December 31, 2007, respectively	104	214
Other assets	2	102
Goodwill, net	4,645	9,945
Total assets	$59,133	$70,989
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term bank borrowings	$10,495	$9,745
Accounts payable	15,017	11,785
Accrued expenses	5,690	8,627
Income taxes	5,258	16,525
Current portion of long-term obligations and factoring arrangement	1,350	3,003
Total current liabilities	37,810	49,685
Income taxes	5,784	—
Total liabilities	43,594	49,685
Minority interest in PBG7	60	61
Commitments and contingencies	—	—
Shareholders' equity:
Preferred stock, 2,000,000 shares authorized; no shares at September 30, 2008 and
December 31, 2007 issued and outstanding	—	—
Common stock, no par value, 100,000,000 shares authorized: 30,543,763 and
32,043,763 shares at September 30, 2008 and December 31, 2007, respectively,
issued and outstanding.	115,758	116,673
Warrants to purchase common stock	7,314	7,314
Contributed capital	11,068	10,863
Accumulated deficit	(116,984)	(111,663)
Notes receivable from officer/shareholder	(1,677)	(1,944)
Total shareholders' equity	15,479	21,243
Total liabilities and shareholders' equity	$59,133	$70,989

TARRANT APPAREL GROUP
CONSOLIDATED STATEMENTS OF OPERATION

(in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$41,079	$62,920	$134,825	$172,240
Net sales to related party	14,907	7,283	22,958	14,170
Total net sales	55,986	70,203	157,783	186,410
Cost of sales	32,995	50,596	106,424	135,641
Cost of sales to related party	13,683	6,659	21,037	12,920
Total cost of sales	46,678	57,255	127,461	148,561
Gross profit	9,308	12,948	30,322	37,849
Selling and distribution expenses	2,441	3,754	8,642	10,545
General and administrative expenses	6,794	6,111	20,928	18,838
Royalty expenses	414	422	1,227	1,213
Goodwill impairment charge	—	—	5,300	—
Terminated acquisition expenses	—	—	—	2,000
Income (loss) from operations	(341)	2,661	(5,775)	5,253
Interest expense	(182)	(1,283)	(657)	(3,846)
Interest income	35	40	227	127
Interest in income (loss) of equity method investee	(18)	15	89	142
Other income	1,011	3,867	1,518	4,019
Adjustment to fair value of derivative	—	—	—	196
Other expense	(87)	(4,954)	(153)	(4,965)
Income (loss) before provision for income taxes and minority interest	418	346	(4,751)	926
Provision (credit) for income taxes	211	(1,266)	570	(492)
Minority interest	—	3	0	5
Net income (loss)	$207	$1,615	$(5,321)	$1,423
Net income (loss) per share:
Basic	$0.01	$0.05	$(0.17)	$0.05
Diluted	$0.01	$0.05	$(0.17)	$0.05
Weighted average common and common equivalent shares:
Basic	30,560,067	30,543,763	31,545,588	30,543,763
Diluted	30,560,067	30,543,763	31,545,588	30,543,875